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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 2)

                             Everlast Worldwide Inc.
                                (Name of Issuer)

                          Common Stock, $.002 par value
                         (Title of Class of Securities)

                                    300355104
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 300355104

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Guerrilla Capital Management, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [ ]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
5.   SOLE VOTING POWER

     0
--------------------------------------------------------------------------------
6.   SHARED VOTING POWER

     123,210
--------------------------------------------------------------------------------
7.   SOLE DISPOSITIVE POWER

     0
--------------------------------------------------------------------------------
8.   SHARED DISPOSITIVE POWER

     123,210
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     123,210
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.06%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------
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CUSIP No. 300355104

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     GUERRILLA PARTNERS, LP
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [ ]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
5.   SOLE VOTING POWER

     0
--------------------------------------------------------------------------------
6.   SHARED VOTING POWER

     119,410
--------------------------------------------------------------------------------
7.   SOLE DISPOSITIVE POWER

     0
--------------------------------------------------------------------------------
8.   SHARED DISPOSITIVE POWER

     119,410
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     119,410
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.96%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
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CUSIP No. 300355104

Item 1(a).   Name of Issuer:

             Everlast Worldwide Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             1350 Broadway, Suite 2300
             New York, New York 10018

Item 2(a).   Name of Persons Filing:

             Guerrilla Capital Management, LLC
             Guerrilla Partners, LP

Item 2(b).   Address of Principal Business Office, or if None, Residence:

             237 Park Avenue
             9th Floor
             New York, New York 10017

Item 2(c).   Citizenship:

             Delaware

Item 2(d).   Title of Class of Securities:

             Common Stock, $.002 par value

Item 2(e).   CUSIP Number:

             300355104

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [ ]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

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     (f)  [ ]  An employee benefit plan or endowment fund in accordance with
               Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.      Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Guerrilla Capital Management, LLC 123,210
          Guerrilla Partners, LP 119,410

     (b)  Percent of class:

          Guerrilla Capital management, LLC 3.06%
          Guerrilla Partners, LP 2.96%

     (c)  Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote: Guerrilla Capital Management, LLC 0 Guerrilla Partners, LP 0

          (ii) Shared power to vote or to direct the vote: Guerrilla Capital Management, LLC 123,210 Guerrilla Partners, LP 119,410

          (iii) Sole power to dispose or to direct the disposition of: Guerrilla Capital Management, LLC 0 Guerrilla Partners, LP 0

          (iv) Shared power to dispose or to direct the disposition of:
               Guerrilla Capital Management, LLC 123,210 Guerrilla Partners, LP 119,410

Item 5.      Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

Item 6.      Ownership of More Than Five Percent on Behalf of Another Person.

             N/A

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Item 7.      Identification and Classification of the Subsidiary Which Acquired
             the Security Being Reported on by the Parent Holding Company or Control Person.

             N/A

Item 8.      Identification and Classification of Members of the Group.

             N/A

Item 9.      Notice of Dissolution of Group.

             N/A

Item 10.     Certifications.

          By signing below, the reporting persons certify that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        GUERRILLA CAPITAL MANAGEMENT, LLC*


                                        /s/ Peter Siris
                                        ----------------------------------------
                                        By: Peter Siris
                                        Title: Managing Member


                                        GUERRILLA PARTNERS, LP*

                                        By: Guerrilla Capital Management, LLC


                                        /s/ Peter Siris
                                        ----------------------------------------
                                        By: Peter Siris
                                        Title: Managing Member

                                        Date: February 9, 2007

* The Reporting Persons disclaim beneficial ownership in the common stock reported herein except to the extent of their pecuniary interest therein.